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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 12 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                     Commission File Number:    0-11839
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                       ALZA TTS RESEARCH PARTNERS, LTD.
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            (Exact name of registrant as specified in its charter)

     950 Page Mill Road, P.O. Box 10950, Palo Alto, California 94303-0802
                                 (650)496-8200
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 (Address, including zip code, and telephone number, including area code, of registrants principal executive office)

                     Class A Limited Partnership Interests
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           (Title of each class of securities covered by this Form)

                                     None
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(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    /X/     Rule 12h-3(b)(1)(i)     / /
        Rule 12g-4(a)(1)(ii)   / /     Rule 12h-3(b)(1)(ii)    / /
        Rule 12g-4(a)(2)(i)    / /     Rule 12h-3(b)(2)(i)     / /
        Rule 12g-4(a)(2)(ii)   / /     Rule 12h-3(b)(2)(ii)    / /
                                       Rule 15d-6              / /

Approximate number of holders of record as of the certification
or notice date:                                                 1
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Pursuant to the requirements of the Securities Exchange Act of 1934, ALZA TTS
Research Partners, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  August 14, 1998          ALZA TTS RESEARCH PARTNERS, LTD.

                                By:  ALZA DEVELOPMENT CORPORATION
                                        its General Partner


                                By:  /s/ David R. Hoffmann
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                                     David R. Hoffmann
                                     President